PURCHASE AGREEMENT

     This Purchase Agreement ("Agreement") is executed this 27th day of October, 1997, and made effective as of the 1st day of October 1997, by and among BIOMUNE SYSTEMS, INC., a Nevada corporation ("Biomune"), and IRA E. RITTER, an individual resident of the State of California ("Ritter"), and ROCKWOOD INVESTMENTS, INC., a California corporation doing business as ROCKWOOD COSMETICS, INC. ("Rockwood").

                              R E C I T A L S :

     A. Ritter owns all of the issued and outstanding common stock of Rockwood and is the Chief Executive Officer and a Director of Rockwood.

     B. Ritter desires to sell all of the issued and outstanding shares of stock of Rockwood (the "Shares") to Biomune on the terms and conditions contained in this Agreement and has granted Biomune the option to purchase the Shares in consideration of certain payments and performances by Biomune which have been made as contemplated by the terms of that certain Securities Purchase Agreement entered into by the parties on July 9, 1997 (the "Option Agreement").

     C. The parties desire now to set forth their definitive agreement regarding the purchase of the Shares by Biomune.

                          A G R E E M E N T :

     The parties, intending to be legally bound, agree as follows:

     SECTION 1. DEFINITIONS. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

"APPLICABLE CONTRACT" -- any Contract (a) under which Ritter or Rockwood (collectively sometimes referred herein as the "Sellers") has or may acquire any rights relating to the Business, as defined below, (b) under which any of the Sellers has or may become subject to any obligation or liability, or (c) by which Rockwood or any of the assets owned or used in the Business is or may become bound.

"BEST EFFORTS" -- the reasonable efforts that a prudent Person desirous of achieving a result would use in similar circumstances to attempt to assure that such result is achieved as reasonably expeditiously as possible, without initiating any legal proceedings or actions, or expending a material amount of money.

"BREACH" -- a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to substantially perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

"BUSINESS" -- shall mean and include the business of marketing and distributing private label cosmetics, skin care, hair care and other personal care products conducted by Rockwood, as well as all fictitious name registrations and intellectual property, contract rights and interests, direct and indirect, of Rockwood, in and under existing and pending arrangements and agreements involving Ritter and/or Rockwood relating to the business of Rockwood as described above and under the Royalty Agreement as defined below, except as described in Section 6.4, below.

"BUSINESS DAY" -- means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of Utah are authorized or required by law or other government action to close.

"CLOSING" --  as defined in Section 2.6.

"CLOSING DATE" -- the date and time as of which the Closing actually takes place as defined in Section 2.6.

"CONSENT" -- any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

"CONTEMPLATED TRANSACTIONS" -- all of the transactions contemplated by this Agr eement, including:

          (a)the exercise of the Option;

          (b)     delivery of the Purchase Price and the Shares;

          (c) the execution, delivery, and performance of the Employment Agreement; and

          (f)the execution and delivery of, and performance by the parties of their respective covenants and obligations under this Agreement.

"CONTRACT" -- any agreement, contract, obligation, promise, or undertaking (whether express or implied) that is legally binding.

"DAMAGES" --  as defined in Section 5.2.

"DISCLOSURE SCHEDULE" -- the Disclosure Schedule delivered by Sellers to Biomune concurrently with the execution and delivery of this Agreement and initialed by the parties, identifying with particularity exceptions to the disclosures, representations and warranties contained in this Agreement. The mere listing or inclusion of a copy of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in sections and paragraphs corresponding to the lettered and numbered sections and paragraphs of the Agreement.

"EFFECTIVE DATE"  -- October 1, 1997.

"EMPLOYMENT AGREEMENT" -- as defined in Section 2.6.1(d).

"ENCUMBRANCE" -- any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

"ENVIRONMENT" -- soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

"ENVIRONMENTAL LAW" -- any Legal Requirement that requires or relates to:

        (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

        (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

        (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

        (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

        (e)  protecting resources, species, or ecological amenities;

        (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

        (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

        (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

"ERISA" -- the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"EXCHANGE ACT" -- the Securities Exchange Act of 1934, as amended, and any successor law, and regulations and rules issued pursuant thereto or any successor law.

"FACILITIES" -- any real property, leaseholds, or other interests currently owned or operated by the Sellers and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently owned or operated by any of the Sellers and, in each case, used by or in or creating a liability forming a part of the Business.

"FDA" -- shall mean the United States Food and Drug Administration.

"GAAP" -- United States generally accepted accounting principles.

"GAAS" -- United States generally accepted auditing standards.

"GOVERNMENTAL AUTHORIZATION" -- any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

"GOVERNMENTAL BODY" -- any:

        (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

        (b)  federal, state, local, municipal, foreign, or other government;

        (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or

        (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

"INTELLECTUAL PROPERTY ASSETS" -- as defined in Section 3.20.

"INTERIM STATEMENTS" -- (unaudited) interim financial statements of Rockwood for the period commencing April 1, 1997 and ended September 30, 1997.

"IRC" -- the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

"IRS" -- the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

"KNOWLEDGE" -- an individual will be deemed to have "Knowledge" of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter, but excluding in such investigation the obligation to contact any governmental body or customers or suppliers. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has served, as a director, executive or senior officer, partner, executor, or trustee of such Person or in any similar capacity has Knowledge of such fact or other matter.

"LEGAL REQUIREMENT" -- any federal, state, local, municipal or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

"LIABILITY" -- means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

"MATERIAL" -- when referenced to the Business shall mean any amount of $100,000 or more either individually or in the aggregate or any act, action, or violation which will result in a Liability, loss, claim or damage in an amount of $100,000 or more either individually or in the aggregate.

"OCCUPATIONAL SAFETY AND HEALTH LAW" -- any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

"OPTION" -- the right held by Biomune, granted July 9, 1997, to acquire the Shares.

"ORDER" -- any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

"ORDINARY COURSE OF BUSINESS" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

        (a) such action is consistent with the past business practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

        (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority).

"ORGANIZATIONAL DOCUMENTS" -- with respect to an entity:

        (a) the articles or certificate of incorporation and the bylaws of a corporation;

        (b) the partnership agreement and any statement of partnership of a general partnership;

        (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership;

        (d) the articles of organization and operating agreement and amendments thereto of a limited liability company;

        (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and

        (f)  any amendment to any of the foregoing.

"PERSON" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity.

"PROCEEDING" -- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

"RELATED PERSON" -- with respect to a particular individual:

        (a)  each other member of such individual's Family;

        (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

        (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

        (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

     With respect to a specified Person other than an individual:

        (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

        (b)  any Person that holds a Material Interest in such specified
Person;

        (c) each Person that serves as a director, executive or senior officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

        (d) any Person in which such specified Person holds a Material Interest; and

        (e)  any Related Person of any individual described in clause (b) or
(c).

        (f) for purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, and
(iii) the individual's children, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange
Act) of voting securities or other voting interests representing at least 50% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 50% of the outstanding equity securities or equity interests in a Person.

"REPRESENTATIVE" -- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

"SECURITIES ACT" -- the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"SEC" -- shall mean the United States Securities and Exchange Commission.

"SUBSIDIARY" -- with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

"TAX RETURN" -- any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

"THREATENED" -- a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made or any notice has been given (provided, however, that if such notice, demand or statement is given verbally, then same shall not be deemed given as to Sellers or the Companies unless given to Sellers), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the reasonably foreseeable future.

"TRANSACTION DOCUMENTS" -- means collectively this Agreement and the Employment Agreement.

     SECTION 2.EXERCISE OF OPTION AND PURCHASE OF SHARES.

     2.1 EXERCISE OF OPTION. Subject to the terms and conditions of this Agreement, at the Closing, Ritter hereby agrees to sell, transfer and convey to Biomune and Biomune hereby agrees to purchase from Rockwood, all of the issued and outstanding capital stock of Rockwood, comprising of ten thousand (10,000) shares of common stock (the "Shares").

     2.2 PURCHASE PRICE. The purchase price for the Shares is Five Million Nine Hundred Sixty Thousand Dollars ($5,960,000), together with interest thereon at the rate of five percent (5%) per annum from October 1, 1997 through the date final payment of the Purchase Price is made as provided below (the "Purchase Price"). The date final payment is received hereunder
shall be referred to as the "Settlement Date."    The Purchase Price will be
paid in cash as follows:

          2.2.1 All payments made to Ritter under the Option Agreement totaling $210,000, made prior to the Closing Date shall be credited against the Purchase Price;

          2.2.2 The operating profits of Rockwood for the months October, November and December 1997 and January 1998, projected to be $450,000 in the aggregate, shall be paid to Ritter as part of the Purchase Price;

          2.2.3 The sum of $150,000 shall be paid at the time this Agreement is executed as part of the Purchase Price; and

          2.2.4 The balance of the Purchase Price shall be paid on January 5, 1998, provided, however, that Biomune may extend the Settlement Date up to and including March 31, 1998 upon written notice to Ritter. If the Settlement Date is extended by Biomune hereunder, the Purchase Price will be increased by an amount equal to but not exceeding the operating profits of Rockwood for the calendar month in which the Settlement Date occurs and for the intervening months between January 1, 1998 and the Settlement Date. If the Settlement Date is extended by Biomune hereunder, Biomune will make an installment payment of $105,000 cash on January 5, 1998 and will make available on favorable terms a line of credit for the use of Rockwood in the principal amount of $250,000.

     2.3 ADJUSTMENT OF PURCHASE PRICE. The Purchase Price payable by Biomune is subject to adjustment as follows:

          2.3.1 If the Interim Statements reflect gross revenues of Rockwood which would, on an annualized basis through March 31, 1998, be less than $4,000,000, then the parties shall select a national bank having branch offices in Los Angeles, California as an escrow agent (the "Escrow Agent"), and on the Settlement Date Biomune shall deposit with the Escrow Agent the difference between the annualized revenues of Rockwood shown on the Interim Statements and $4,000,000 (the "Escrowed Amount"), and deduct the Escrowed Amount from the amount of the Purchase Price payable to Ritter. On or about May 16, 1998, the Escrow Agent shall disburse the Escrowed Amount to the parties based on the final Purchase Price as adjusted, determined from the actual gross revenues of Rockwood for the twelve-month period ending March 31, 1998. Biomune may, at its sole discretion, have the books and records of Rockwood audited for such period to determine such revenues. If the Escrowed Amount is insufficient to cover the adjustment to the Purchase Price as required by this Section, or if no escrow was required at the time of Closing based on the Interim Statements, Ritter shall promptly after receipt of notification of such deficiency, reimburse the remainder of the adjustment amount to Biomune. If payment is not made promptly by Ritter, Biomune may offset amounts owed against amounts otherwise payable to Ritter under this Agreement or the Employment Agreement. Biomune shall conduct the Business of Rockwood in good faith and consistent with reasonable commercial practices through March 31, 1998 and Ritter shall be President of Biomune during such time, consistent with the terms of the Employment Agreement, or no adjustment to the Purchase Price shall be required hereunder.

          2.3.2 On the Effective Date and again on the Settlement Date, the assets of Rockwood, including cash and deposits, reserves for doubtful accounts and accounts receivable, will exceed the liabilities of Rockwood and shall be sufficient for the payment of any Liability accruing to Rockwood prior to such date. Cash received from the collection of such accounts receivable in the Ordinary Course of Business shall remain in the Business and shall be applied to the payment of Rockwood's liabilities as follows: (i) to the payment of any amount outstanding on the Rockwood line of credit with Far East National Bank, (ii) to the payment of trade accounts payable as of such date, then (iii) to Ritter. Any liabilities of Rockwood, singly or in the aggregate in excess of $10,000 that are otherwise due as of the Effective Date that are not reflected or recorded within the Interim Statements or the Audit for September 30, 1997, as the case may be, together with the uncollectible portion of such accounts receivable and any bad debt for the period covered thereby, shall be the sole and exclusive Liability of Ritter and Biomune may offset such amounts against the balance of the Purchase Price or other payments otherwise due Ritter under this Agreement or the Employment Agreement.

          2.3.3 If the aggregate operating profits for the months of October, November and December 1997 and January 1998 are less than the projected $450,000, then the balance of the Purchase Price payable by Biomune under
Section 2.2.4 will be reduced dollar for dollar by the amount they are less than $450,000. If the aggregate operating profits for such period exceed $450,000, the Purchase Price will be increased by such additional amount in excess of $450,000. The adjustments required by this Section will be made on the last day of the calendar month in which the Settlement Date occurs.

     2.4 ROYALTIES. The License Agreement by and among Cypress Springs, LLC, a California limited liability company and Rockwood dated July 1, 1997 (the "Royalty Agreement"), will be amended effective the Settlement Date. Until such date, Biomune will continue to pay Ritter, or his assignee, the royalty required to be paid pursuant to the Consulting Agreement dated July 9, 1997 among Biomune, Ritter and Andela Group, Ltd. (the "Consulting Agreement").
The Consulting Agreement is amended as of the Effective Date as provided in
Exhibit 2.4 hereto and shall terminate on the Settlement Date and be superseded by the amended Royalty Agreement.

     2.5 STOCK PURCHASE WARRANTS. As additional consideration for the Shares, Biomune will grant Ritter stock purchase warrants for the purchase of a total of 8,000,000 shares of Biomune's Common Stock as described below in the form of the Warrant Certificates attached hereto as Exhibit 2.5 and by reference made a part hereof. The shares of Common Stock issuable upon exercise of the warrants will be subject to certain registration rights and the payment of the exercise price may be made in a variety of methods, including "cashless" exercise alternatives. The warrants will be exercisable for a period of five years from the Settlement Date, subject to the vesting and performance limitations as follows:

               (1) 2,000,000 shares at an exercise price of $1.50 per share, which shall become exercisable at such time as Biomune's annual revenues are $7,500,000 as reported on its audited consolidated financial statements for such fiscal year;

               (2) 2,000,000 shares at an exercise price of $2.50 per share, which shall become exercisable at such time as Biomune's annual revenues are $10,000,000 as reported on its audited consolidated financial statements for such fiscal year;

               (3) 2,000,000 shares at an exercise price of $3.50 per share, which shall become exercisable at such time as Biomune's annual revenues are $15,000,000 as reported on its audited consolidated financial statements for such fiscal year;

               (4) 2,000,000 shares at an exercise price of $4.50 per share, which shall become exercisable at such time as Biomune's annual revenues are $20,000,000 as reported on its audited consolidated financial statements for such fiscal year.

     2.6 CLOSING DATE. The execution of this Agreement and the delivery of the Purchase Price under Paragraph 2.2.1 and 2.2.3 shall occur on October 27, 1997 (the "Closing Date"), with an effective date of October 1, 1997 (the
"Effective Date").   At the Closing on such date, the following shall occur
[provided, however, that the parties agree that the delivery of the documents described in subparagraphs 2.6.1(b) and (c) below may occur as soon as reasonably possible thereafter]:

           2.6.1     Sellers will deliver to Biomune:

               (a) two counterparts of this Agreement, duly executed by Sellers;

               (b) a certificate executed by Sellers representing and warranting to Biomune that subject to the exceptions set forth in the Disclosure Schedule, each of Sellers' representations and warranties in this Agreement are true and correct in all material respects as of the Closing Date, as if made on that date;

               (c) certificates evidencing the Shares, duly endorsed for transfer or accompanied by stock powers duly executed, which certificates shall be held by counsel for Sellers, Riordan & McKinzie, until the final payment of the Purchase Price has been made as provided in Paragraph 2.2, above (it being agreed and understood that the holding of such Share certificates is for the purpose of perfecting a security interest in and to the Shares as collateral for the final payment of the Purchase Price due hereunder, such security interest to be released and the Share certificates delivered to Biomune upon receipt of such payment);

               (d) the Employment Agreement in the form of Exhibit 2.6.1(d), duly signed by Ritter; and

               (e) the Interim Statements.

           2.6.2 Biomune will deliver to Ritter:

               (a) two counterparts of this Agreement, duly executed by Biomune;

               (b) the payment required under Paragraph 2.2.3;

               (c) a certificate executed by Biomune to the effect that each of its representations and warranties in this Agreement are true and correct in all material respects as of the Closing Date, as if made on that date.

               (d) audited financial statements for Rockwood for the years ended September 30, 1995, 1996 and 1997 (collectively, the "Audits" and each an "Audit"); provided, however, that if the Audit for the 12-month period ended September 30, 1997 is not complete upon the Closing Date, then the Audits shall be delivered as soon thereafter as practicable, and in any event, within sixty (60) days thereof.

     2.7 DEFAULT. If for any reason Biomune shall fail to make the final payment of the Purchase Price under this Agreement, then (1) the Shares will be returned to Ritter, (2) Ritter will retain all cash payments made through the date such default shall occur as liquidated damages, (3) all obligations and covenants of the parties under this Agreement or any of the Transaction Documents shall terminate, and (4) the parties will take back any of their respective property or business that is in the possession or control of the other parties to this Agreement at such date and shall have no further duty or obligation hereunder.

     SECTION 3. REPRESENTATIONS AND WARRANTIES OF SELLERS. Ritter and Rockwood each, jointly and severally, represent and warrant to Biomune (subject to the exceptions, if any, set forth in the Disclosure Schedule), as follows:

     3.1 ORGANIZATION AND GOOD STANDING. Rockwood is a corporation duly organized, validly existing, and in good standing under the laws of the state of California, with full corporate power and authority to conduct its Business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. Rockwood is not qualified to do business as a foreign corporation in any jurisdiction and no such qualification is required. Rockwood does not conduct business in any country, state or province other than California, U.S.A., except for sales made in the nature of interstate commerce. Sellers have delivered to Biomune copies of the Organizational Documents of Rockwood, as currently in effect.

     3.2 AUTHORITY; NO CONFLICT.

          3.2.1 This Agreement constitutes the legal, valid, and binding obligation of Sellers, assuming due execution by Biomune, enforceable against Sellers in accordance with its terms, except as limited by bankruptcy or insolvency laws or principles of equity generally. Upon the execution and delivery by Ritter, assuming due execution by Biomune, of the Employment Agreement, the same will constitute the legal, valid, and binding obligation of Ritter, enforceable against him in accordance with its terms, except as limited by bankruptcy or insolvency laws or principles of equity generally. Rockwood has the requisite corporate authority, and Rockwood and Ritter have the capacity to execute and deliver the Transaction Documents and to perform their obligations thereunder.

          3.2.2 Neither the execution and delivery of the Transaction Documents nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

               (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Rockwood, or (B) any resolution adopted by the board of directors or the shareholders of Rockwood;

               (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body, or to the Knowledge of Sellers, any other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Rockwood or any Sellers, or any of the material assets owned or used by them in the Business, may be subject;

               (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Rockwood or that otherwise relates to the Business of, or any of the assets owned or used by, Rockwood;

               (iv) to the Knowledge of Sellers, cause Rockwood to become subject to, or to become liable for the payment of, any Tax, other than as will result from its loss of any currently favorable tax status;

               (v) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Applicable Contract; or

               (vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the material assets owned or used in the Business.

          3.2.3 Neither Ritter nor Rockwood is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     3.3 CAPITALIZATION.

          3.3.1 The authorized equity securities of Rockwood consist of One Million (1,000,000) shares of common stock, no par value, of which Ten Thousand (10,000) shares are issued and outstanding and constitute the Shares. Ritter is and will be on the Closing Date, the record and beneficial owner and holder of said Shares, free and clear of all Encumbrances. All of such outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable.

          3.3.2 There are no Contracts relating to the future issuance, sale, or transfer of any equity securities or other securities of Rockwood. To the Knowledge of Sellers, none of the Shares were issued in violation of the Securities Act or any other Legal Requirement. Rockwood does not own or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business, except as set forth in Section 3.3.2 of the Disclosure Schedule.

     3.4 FINANCIAL STATEMENTS. Biomune has arranged for Arthur Andersen LLP, independent certified public accountants ("Auditor"), to prepare the Audits according to GAAS, from the books and records provided to it by the Sellers, and deliver the same to Sellers and Biomune. Such Audits shall include: (a) audited consolidated balance sheets of Rockwood (including all majority-owned Subsidiaries, such as Drive) pursuant to GAAP as at the end of the years ended September 30, 1995, 1996 and 1997 and (b) the related audited consolidated statements of income, changes in stockholder's equity, and cash flows (including all majority-owned Subsidiaries, such as Drive) for each of such fiscal years, together with the report thereon of the Auditor. Sellers have caused the Interim Statements of Rockwood to be prepared pursuant to GAAP as at September 30, 1997, including the related unaudited consolidated statements of income, changes in stockholder's equity, and cash flows as at that date, and shall have delivered the same to Biomune. The Interim Statements and all books and records provided to the Auditor in connection with its audit of the financial records of Rockwood fairly present in all material respects the financial condition and the results of operations, changes in stockholder's equity, and cash flows of Rockwood as at the respective dates of and for the periods referred to therein, all in accordance with the usual and customary business operations of, and accounting practices followed by Rockwood, subject, in the case of Interim Statements, to normal recurring year-end and audit adjustments. The Interim Statements and any prior year-end balance sheets prepared by Rockwood reflect the consistent application of such accounting practices throughout the periods involved.

     3.5 BOOKS AND RECORDS. The books of account, minute books, stock record books, and other records of Rockwood, all of which have been made available to Biomune, are complete and correct in all material respects, and have been maintained in accordance with sound business practices. The minute books of Rockwood contain accurate and complete records, in all material respects, of all meetings held of, and corporate action taken by, the stockholder and the board of directors of Rockwood, and no significant meeting of such stockholder or the board of directors has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of Rockwood.

     3.6 TITLE TO PROPERTIES; ENCUMBRANCES. Section 3.6 of the Disclosure Schedule contains a complete and accurate list of all leasehold interests in real property owned by Rockwood. Sellers have delivered or made available to Biomune copies of the leases by which Rockwood holds such interests. Rockwood owns no real property. Subject only to the matters permitted below in this Section, all the leasehold interests in real property and other assets (whether real, personnel, or mixed and whether tangible or intangible) that Rockwood purports to own are reflected in the books and records of Rockwood, including all of the properties and assets reflected in the Interim Statements (except for (i) assets held under capitalized leases disclosed in the Disclosure Schedule, (ii) personal property sold since the date of the Interim Statements in the Ordinary Course of Business, and (iii) assets purchased or otherwise acquired by Rockwood since the date of the Interim Statements, excluding personal property acquired and sold since the date of the Interim Statements in the Ordinary Course of Business). All material properties and assets reflected in the Interim Statements are free and clear of all Encumbrances except, with respect to all such properties and assets, (a) mortgages or security interests shown within the audited financial statements or the Interim Statements as securing specified liabilities or obligations, with respect to which, no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Interim Statements (such mortgages and security interests being limited to the property or assets so acquired), with respect to which, no default (or event that, with notice or lapse of time or both, would constitute a default) exists, and (c) liens for current taxes not yet due.

     3.7 NO UNDISCLOSED LIABILITIES. To the Knowledge of the Sellers, Rockwood has no Material Liabilities or obligations except for Liabilities or obligations reflected or reserved against in the Interim Statements and Liabilities, accrued, contingent or otherwise, which have arisen after March 31, 1997 in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

     3.8 TAXES

          3.8.1 Sellers have delivered to Biomune copies of, and Section 3.8 of the Disclosure Schedule contains a complete and accurate list of, all such Tax Returns filed since Rockwood's 1992 tax year. Rockwood has paid, or has made provision for the payment of, all Taxes that have or may have become due from Rockwood pursuant to those Tax Returns or pursuant to any assessment received by Rockwood, except such Taxes, if any, as are listed in the Disclosure Schedule and are being contested in good faith and as to which adequate reserves have been provided in the Interim Statements.

          3.8.2 Except as disclosed in Section 3.8 of the Disclosure Schedule, no returns filed to date by Rockwood have been audited by any tax authorities of any Governmental Body and Rockwood has not given or been requested to give waivers or extensions (or, to the Knowledge of Sellers, is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Rockwood or for which Rockwood may be liable.

          3.8.3 The charges, accruals, and reserves with respect to Taxes on the books of Rockwood are reasonably adequate (determined in accordance with prior consistent accounting practices of Rockwood). To the Knowledge of Sellers, there exists no proposed tax assessment against Rockwood except as disclosed in the Interim Statements or in the Disclosure Schedule. All Taxes that Rockwood is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body.

          3.8.4 All Tax Returns filed by (or that include on a consolidated basis) Rockwood are true, correct, and complete in all material respects. There is no tax sharing agreement made by Rockwood that will require any payment by Rockwood after the date of this Agreement.

     3.9 NO MATERIAL ADVERSE CHANGE. Since March 31, 1997, there has not been any material adverse change in the Business, results of operations, properties, assets, or financial condition of Rockwood, and, to the Knowledge of Sellers, no event has occurred or circumstance exists that would be likely to result in such a material adverse change.

     3.10 EMPLOYEE BENEFITS. At the Settlement Date, Rockwood shall have no ERISA or similar or other qualified employee benefit plans.

     3.11 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS.

          3.11.1 Except as set forth in the Disclosure Schedule:

               (i) Rockwood is, and at all times since March 31, 1997 has been, in material compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of the Business or the ownership or use of any of its assets;

               (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a material violation by Rockwood of, or a failure on the part of Rockwood to comply in all material respects with, any Legal Requirement.

          3.11.2 The Disclosure Schedule contains a complete and accurate list of each material Governmental Authorization that is held by Rockwood or that otherwise relates to the business of, or to any of the assets owned or used by, Rockwood. Each Governmental Authorization listed in the Disclosure
Schedule is valid and in full force and effect. Except as set forth in the Disclosure Schedule, Rockwood is, and at all times has been, in material compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in the Disclosure Schedule. The Governmental Authorizations listed in the Disclosure Schedule collectively constitute all of the material Governmental Authorizations necessary to permit Rockwood to lawfully conduct and operate the Business in the manner it currently conducts and operates such Businesses and to permit Rockwood to own and use its assets in the manner in which it currently owns and uses such assets.

     3.12 LEGAL PROCEEDINGS; ORDERS.

          3.12.1 Except as set forth in the Disclosure Schedule, there is no pending Proceeding:

               (i) that has been commenced by or against Ritter or Rockwood that relates to or may materially affect the Business of, or any of the assets owned or used by, Rockwood; or

               (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

          To the Knowledge of Sellers, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding. Sellers have delivered to Biomune copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in the Disclosure Schedule. To the Knowledge of Sellers, the Proceedings listed in the Disclosure Schedule will not, except as disclosed in the Disclosure Schedule, have a material adverse effect on the Business, operations, assets or condition of Rockwood.

          3.12.2 Except as set forth in the Disclosure Schedule:

               (i) there is no Order to which Rockwood, or any of the assets owned or used by Rockwood, are subject; and

               (ii) no officer, director, or to the Knowledge of Sellers, any agent, or critical employee of Rockwood is subject to any Order that prohibits such officer, director, agent, or critical employee from engaging in or continuing any conduct, activity, or practice relating to the business of Rockwood.

     3.13 ABSENCE OF CERTAIN CHANGES AND EVENTS. Since July 9, 1997, Rockwood has conducted its Business only in the Ordinary Course of Business in Rockwood's best judgment and there has not been any:

          3.13.1 change in Rockwood's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of Rockwood; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by Rockwood of any shares of any such capital stock;

          3.13.2 amendment to the Organizational Documents of Rockwood;

          3.13.3 damage to or destruction or loss of any asset or property of Rockwood, whether or not covered by insurance, materially and adversely affecting the properties, assets, Business, financial condition, or prospects of Rockwood, taken as a whole;

          3.13.4 breach, termination or receipt of notice of breach or termination of the contract between Rockwood (as assignee) and General Nutrition Centers ("GNC") known as the "GNC Contract";

          3.13.5 sale (other than sales of inventory in the Ordinary Course of Business), lease or other disposition of any material asset or property of Rockwood or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of Rockwood, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

          3.13.6 material change in the accounting methods used by Rockwood; or

          3.13.7 agreement, whether oral or written, by Rockwood to do any of the foregoing.

     3.14 CONTRACTS; NO DEFAULTS.

          3.14.1 Section 3.14 of the Disclosure Schedule contains a complete and accurate list, and Sellers have delivered to Biomune true and complete copies, of:

               (i) each Applicable Contract that involves performance of services or delivery of goods or materials by or for Rockwood of an amount or value in excess of $100,000;

               (ii) each Applicable Contract that involves performance of services or delivery of goods or materials to Rockwood of an amount or value in excess of $100,000;

               (iii) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of Rockwood in excess of $100,000;

               (iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $100,000 and with terms of less than one year);

               (v) each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

               (vi) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

               (vii) each joint venture, partnership, and other Applicable Contract involving a sharing of profits, losses, costs, or liabilities by Rockwood with any other Person;

               (viii) each Applicable Contract containing covenants that in any way purport to restrict the business activity of Rockwood or any Affiliate of Rockwood or limit the freedom of Rockwood or any Affiliate of Rockwood to engage in any line of business or to compete with any Person;

               (ix) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

               (x) each power of attorney of Rockwood that is currently effective and outstanding;

               (xi) each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by Rockwood to be responsible for consequential damages;

               (xii) each Applicable Contract for capital expenditures, by Rockwood in excess of $100,000;

               (xiii) each written warranty, guaranty, and /or other similar undertaking with respect to contractual performance extended by Rockwood; and

               (xiv) each written amendment, supplement, and modification in respect of any of the foregoing.

          3.14.2 Except as set forth in the Disclosure Schedule, no officer, director, or to the Knowledge of Sellers, any agent, critical employee, consultant, or Representative of Rockwood is bound by any Contract that purports to limit the ability of such officer, director, agent, critical employee, consultant, or Representative to (A) engage in or continue any conduct, activity, or practice relating to the Business of Rockwood, or (B) assign to Rockwood or to any other Person any rights to any invention, improvement, or discovery.

          3.14.3 Except as set forth in the Disclosure Schedule, to the Knowledge of Sellers, each Applicable Contract identified in Section 3.14 of the Disclosure Schedule is in full force and effect and is valid and enforceable in accordance with its terms, except to the extent it has been performed or completed.

          3.14.4 Except as set forth in the Disclosure Schedule:

               (i) Rockwood is, and at all times since July 9, 1997 has been, in compliance with all material terms and requirements of each Applicable Contract under which Rockwood has or has had any material obligation or Liability or by which Rockwood or any of the assets owned or used by Rockwood are bound;

               (ii) to the Knowledge of Sellers, each other Person that has or had any obligation or Liability under any Applicable Contract under which Rockwood has or has had any rights is in compliance with all material terms and requirements of such Applicable Contract;

               (iii) to the Knowledge of Sellers, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a material violation or breach of, or give Rockwood or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

               (iv) Rockwood has not given to or received from any other Person, at any time since July 9, 1997 any written notice or, to the Knowledge of Sellers, other communication regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Applicable Contract.

          3.14.5 There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any Material amounts paid or payable to Rockwood under current or completed Applicable Contracts with any Person and no such Person has made written demand for such renegotiation.

          3.14.6 The Applicable Contracts relating to the sale or provision of products or services by Rockwood have been entered into in the Ordinary Course of Business and, to the Knowledge of Sellers, have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in material violation of any Legal Requirement.

     3.15 INSURANCE. Section 3.15 of the Disclosure Schedule sets forth a true and correct listing of all insurance policies and coverage thereunder currently in effect with respect to the Business. Rockwood has insurance in amounts at least equal to that required to comply with all insurance maintenance requirements in any lease or Contract to which it is a party. All premiums payable under such policies have been paid in full, no notice of cancellation of any such policy has been received, and there is no existing default or event that, with the giving of notice or lapse of time or both, would constitute a default thereunder. There are no claims in existence or pending under such policies and, to the best of Sellers' knowledge, except as set forth on said Exhibit 3.15, no circumstances likely to give rise to any such claim.

     3.16 ENVIRONMENTAL MATTERS. To the best Knowledge of Sellers, Rockwood is and at all times has been, in compliance with, in all material respects, and there has been no material violation by Rockwood of, any Environmental Laws applicable to the Business.

     3.17 EMPLOYEES. To the Knowledge of Sellers, no employee or director of Rockwood is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such employee or director and any other Person that in any way adversely affects or will affect (i) the performance of his or her duties as an employee or director of Rockwood, or (ii) the ability of Rockwood to conduct its Business.

     3.18 LABOR RELATIONS; COMPLIANCE. Rockwood has not been nor is it currently a party to any collective bargaining or other labor Contract. To the Knowledge of Sellers, Rockwood is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

     3.19 INVENTORY. The inventory of Rockwood is as shown on the Interim Statements and the Audits. All such inventory, whether or not reflected in the Interim Statements or acquired since that date in the Ordinary Course of Business, consists of goods of a quality and quantity usable in the Ordinary Course of Business by Rockwood, except for obsolete items and items of below-standard quality, and all such inventory is maintained on the books and accounting records of Rockwood at its proper value consistent with past business and accounting practices of Rockwood.

     3.20 INTELLECTUAL PROPERTY.

          3.20.1 Rockwood owns no patents or patent applications. For purposes of this Agreement, the term "Intellectual Property Assets" includes:

               (i) the names "Rockwood Investments," "Rockwood Cosmetics," and any and all of Rockwood's registered or unregistered trademarks, service marks, and applications used in the Business and identified on Schedule 3.20.1 attached to and forming a part of this Agreement (collectively, "Marks"), but subject to the contractual rights of third parties, as indicated in the Disclosure Schedule;

               (ii) all copyrights in both published works and unpublished works relating to the Business (collectively, "Copyrights"); and

               (iii) all know-how, trade secrets, confidential information, customer lists, plans, drawings, and blue prints (collectively, "Trade Secrets"); owned or licensed by Rockwood as licensee or licensor and related to the Business.

          3.20.2 The Disclosure Schedule contains a complete and accurate list and summary description, of all Contracts relating to the Intellectual Property Assets to which Rockwood is a party or by which it is bound. To the Knowledge of Sellers, there are no outstanding or Threatened disputes or disagreements with respect to any such agreement.

          3.20.3 Trademarks. Except as disclosed in the Disclosure Schedule or on the attached Schedules:

               (i) no Mark has been registered by Rockwood with the United States Patent and Trademark Office or with any Governmental Body;

               (ii) no Mark has been or is now involved in any opposition, invalidation, or cancellation and, to Sellers' Knowledge, no such action is Threatened with the respect to any of the Marks;

               (iii) to Sellers' Knowledge, there is no trademark or trademark application of any third party that interferes with Business; and

               (iv) Rockwood has not received any written notice or other written communication alleging that any of the Marks used by Rockwood in the Business infringes or is alleged to infringe upon any trade name, trademark, or service mark of any third party.

          3.20.4 Trade Secrets:

               (i) to the Knowledge of the Sellers, Rockwood has taken all reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets; and

               (ii) to the Knowledge of the Sellers, Rockwood has the right to use its Trade Secrets and no Trade Secret is subject to any Proceeding or written adverse claim nor has Rockwood received written notice or other written communication challenging or threatening its rights thereto.

     3.21 DISCLOSURE. No representation or warranty of Rockwood or Ritter in this Agreement and no statement in the Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

     3.22 BROKERS OR FINDERS. Sellers and their agents have incurred no obligation or Liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement, and will indemnify and hold Biomune harmless from any such payment alleged to be due by or through Sellers as a result of the action of Sellers or their agents.

     3.23 NOTES AND ACCOUNTS RECEIVABLE. All notes and accounts receivable of Rockwood are reflected properly on the books and records of Rockwood, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Interim Statements and/or the Audits (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Rockwood.

     3.24 PRODUCT WARRANTY. To the best of Rockwood and Ritter's Knowledge, each product manufactured, sold, leased, or delivered by Rockwood has been in conformity with all applicable contractual commitments and all express and implied warranties, and Rockwood has no Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Interim Statements and/or the Audits (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Rockwood. No product manufactured, sold, leased, or delivered by Rockwood is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Section 3.24 of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for Rockwood (containing applicable guaranty, warranty, and indemnity provisions).

     3.25 PRODUCT LIABILITY. Rockwood has no Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold or delivered by Rockwood.

     3.26 GUARANTIES. Rockwood is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

     SECTION 4. REPRESENTATIONS AND WARRANTIES OF BIOMUNE.   Biomune
represents and warrants to Sellers as follows:

     4.1 ORGANIZATION AND QUALIFICATION.

          4.1.1 Biomune is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as they are now being conducted, and Biomune is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to so qualify would not have a material adverse effect on Biomune.

          4.1.2 Optim is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah, has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as they are now being conducted, and Optim is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to so qualify would not have a material adverse effect on Optim.

          4.1.3 Biomune has previously announced the spin-off of its Subsidiary, Volu-Sol, Inc. ("Volu-Sol"). Volu-Sol has filed with the SEC a Registration Statement on Form 10-SB and Biomune has filed a preliminary information statement on Schedule 14C for the purpose of effecting the spin-off effective September 30, 1997.

     4.2 AUTHORITY. Biomune has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Contemplated Transactions. The execution and delivery of the Transaction Documents by Biomune and the consummation by Biomune of the Contemplated Transactions have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Biomune are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Transaction Documents have been duly executed and delivered by Biomune and, assuming the due authorization, execution and delivery hereof by each of the other parties to such agreements, constitute legal, valid and binding obligations of Biomune enforceable against Biomune in accordance with their respective terms, except as limited by bankruptcy and insolvency laws or principles of equity generally.

     4.3 NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

          4.3.1 Except as set forth on Schedule 4.3, the execution and delivery of the Transaction Documents by Biomune do not, and the performance by Biomune of its obligations hereunder will not:

               (i) conflict with, breach or violate its Articles of Incorporation, By-Laws or any corporate resolution;

               (ii) conflict with or violate any material Legal Requirement or Order in effect as of the date of this Agreement applicable to Biomune or any of its Subsidiaries or by which any of their respective properties or assets are bound; or

               (iii) result in any breach of, constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to any other entity any right of termination, amendment, acceleration or cancellation of, require payment under, or result in the creation of a lien or encumbrance on any of the material properties or material assets of Biomune or any of its Subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other material instrument or obligation to which any of them is a party or by which any of them or any of their respective properties or assets are bound.

          4.3.2 Except for requirements associated with its reporting obligations under the Exchange Act, the execution and delivery of this Agreement by Biomune do not, and the performance by Biomune of its obligations hereunder will not require it to obtain any consent, registration, approval, authorization or permit of, to make any filing with, or to give notification to, any person, including any Governmental Body, based on any Legal Requirement, Order or other requirement of any Governmental Body in effect as of the date of this Agreement.

     4.4 ARTICLES OF INCORPORATION AND BYLAWS. Biomune has heretofore furnished to Ritter a complete and correct copy of the Articles of Incorporation and the Bylaws of Biomune, as amended or restated to date, and Biomune is not in violation of any of the provisions of such documents, all of which are in full force and effect.

     4.5 CAPITALIZATION. The authorized capital stock of Biomune consists of 500,000,000 shares of common stock, par value $.0001 and 50,000,000 shares of preferred stock. As of September 30, 1997, Biomune has issued and outstanding approximately (i) 30,000,000 shares of common stock, which are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, pursuant to its Articles of Incorporation or By-Laws or any agreement to which Biomune or any of its Subsidiaries is a party or is bound; and (ii) approximately 40,000 shares of Series A Preferred Stock and approximately 2,500 shares of Series C Preferred Stock. The preferred stock of the two outstanding series is convertible to an aggregate of approximately 8,500,000 shares of common stock and has certain rights and preferences as described in Biomune's annual report on Form 10-K for the year ended September 30, 1996, incorporated herein by this reference. As of September 30, 1997, there were options and warrants outstanding under the stock option plans of Biomune and certain agreements with consultants and others for the purchase of a total of approximately 13,000,000 shares of common stock, exercisable at prices ranging from $.375 to $6.00 per share.

     4.6 CERTAIN PROCEEDINGS. There is no pending, or to Biomune's Knowledge, Threatened Proceeding (including, without limitation, before the SEC or the FDA) that has been commenced against Biomune and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions or that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Biomune.

     4.7 LITIGATION. Except as set forth in Biomune's SEC Reports as defined below, there is no claim, action, suit, litigation, proceeding, arbitration or investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the Knowledge of Biomune, threatened against Biomune or any properties or rights of Biomune (except for claims, actions, suits, litigations, proceedings, arbitrations or investigations which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Biomune), nor is there any judgment, order, writ, injunction, decree or award of any Governmental Entity or arbitrator to which Biomune is subject that has had or to Biomune's Knowledge could reasonably be expected to have a material adverse effect on Biomune.

     4.8 REPORTS; FINANCIAL STATEMENTS. Biomune has delivered to Sellers true, correct and complete copies of (a) Biomune's Annual Report on Form 10-K for the fiscal year ended September 30, 1996, (b) Quarterly Reports on Form 10-Q for the quarters ended December 31, 1996, March 31, 1997, and June 30, 1997, and (c) Current Reports on Form 8-K filed since March 31, 1997 (collectively "Biomune's SEC Reports"). Each of the financial statements included in the SEC Reports: (a) has been prepared in accordance with GAAP, and (b) fairly presents, in all material respects, the financial position of Biomune as of the respective dates thereof and its results of operations and cash flows for the periods indicated in accordance with GAAP. Each of Biomune's SEC Reports complies in form in all material respects and in content in all respects with all applicable Legal Requirements, contains no misstatement of a material fact and does not omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not misleading.

     4.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Biomune's SEC Reports filed with the SEC since March 31, 1997 to the date of this Agreement, there has not been any material change in the financial condition, results of operations or business of Biomune that would have a material adverse effect on Biomune (a "Biomune Material Adverse Change").

     4.10 BROKERS OR FINDERS. Biomune and its officers and agents have incurred no obligation or Liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Sellers harmless from any such payment alleged to be due by or through Biomune as a result of the action of Biomune or its officers or agents.

     4.11 INTENT. Biomune will be acquiring the Shares for its own account and Biomune has no present arrangement (whether or not legally binding) or intent at any time to sell any of such Shares to or through any person or entity. Biomune understands that the Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from registration is available.

     4.12 SOPHISTICATED INVESTOR. Biomune is a "sophisticated investor" (as described in Rule 506(b)(2)(ii) of Regulation D), and Biomune has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Shares. Biomune acknowledges that the Purchased Securities are speculative investments and involve a high degree of risk.

     4.13 DISCLOSURE; ACCESS TO INFORMATION. To the best of its Knowledge, Biomune has received all documents, records, books and other information pertaining to its investment in Rockwood that have been requested by Biomune.

     4.14 MANNER OF SALE. At no time was Biomune presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general solicitation or advertising.

     4.15 OTHER INFORMATION. To the extent Biomune has received documents or other materials, other than as expressly incorporated herein by reference, Biomune acknowledges the following with respect to such documents and materials:

          4.15.1 Such documents and materials and any projections contained therein may be incomplete, may contain errors or misstatements, and do not purport to adequately describe the transactions contemplated by this Agreement or the status of the development of Rockwood's Business and business opportunities. Biomune agrees that such documents and materials cannot be relied upon in making a decision as to whether to purchase the Purchased Securities and acknowledges that there can be no assurance that any of the projections contained therein will be accomplished by Rockwood; and

          4.15.2 Biomune has been advised and fully understands that any summaries, projections, forecasts or estimates included in such documents and materials, including those relating to product development schedules and projections, possible revenues, income, profitability of Rockwood or an investment therein inherently involve uncertainties and may be affected by circumstances in the future which cannot be reasonably predicted and are beyond the control of Rockwood.

     4.16 NO REPRESENTATIONS. None of the following have ever been represented, guaranteed, or warranted to Biomune by Rockwood or any of its employees, agents, representatives or affiliates, or any broker or any other Person, expressly or by implication:

          4.16.1 The percentage of profit or amount of or type of consideration, profit or loss (including tax write-offs or other tax benefits) to be realized, if any, as a result of an investment in the Shares; or

          4.16.2 The past performance or experience on the part of Rockwood or any Affiliate or their associates, agents or employees, or of any other Person as being indicative of future results of an investment in the Shares.

          4.16.3 Any projections, forecasts or similar financial information provided by Rockwood or Ritter, other than the Audits, has been prepared solely for internal planning purposes to assist the parties in evaluating the potential impact of the Rockwood purchase on Biomune's income and earnings. The assumptions upon which the projections are based are or may become subject to change without notice to the parties. They represent the current belief of Ritter concerning the factors which may affect the results of operations and other data presented in such projections. The projections and the stated assumptions are "forward-looking statements" within the meaning of that term as defined by Section 27A of the Securities Act and Section 21E of the Exchange Act. These an all other forward-looking statements included in the materials provided to Biomune by Rockwood are based on information available to it as of their respective dates and neither Rockwood nor Ritter assumes any duty or obligation to update any such forward-looking statement. The parties acknowledge that actual performance results could differ materially from the results contained in the forward-looking statements.

     SECTION 5. INDEMNIFICATION; REMEDIES.

     5.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Schedule, any supplements to the Disclosure Schedule, and any other certificate or document delivered pursuant to this Agreement shall terminate and be of no further force and effect on the Settlement Date, except that the representations and warranties of Sellers set forth in Sections 3.8 and 3.9 shall survive until the expiration of the applicable statutes of limitation or any extension thereof, and the representations and warranties of Biomune with respect to its investment intent and materials received from Ritter and Rockwood shall survive for a period of two (2) years following the Settlement Date (subject to any applicable statutes of limitation or any extension thereof).

     5.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS. Subject to the provisions and limitations of this Article 5, Ritter and Rockwood, jointly and severally, indemnify and hold harmless Biomune and its officers, directors, Affiliates and Controlling Persons (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, Liability, tax, penalty, interest, claim, damage, other than consequential damage, expense (including costs of investigation and defense and reasonable attorneys' fees) whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

          5.2.1 any Breach of any representation or warranty made by Sellers in this Agreement, the Disclosure Schedule, the supplements to the Disclosure Schedule, or any other certificate or document delivered by Sellers pursuant to this Agreement;

          5.2.2 any Breach by Sellers of any covenant or obligation of any Seller in this Agreement; and

          5.2.3 any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Ritter or Rockwood (or any Person acting on their behalf) in connection with the Contemplated Transactions.

     5.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BIOMUNE.   Biomune will
indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with:

           5.3.1 any Breach of any representation or warranty made by Biomune in this Agreement or in any certificate delivered by Biomune pursuant to this Agreement;

          5.3.2 any Breach by Biomune of any covenant or obligation of Biomune in this Agreement; or

          5.3.3 any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Biomune (or any Person acting on its behalf) in connection with the Contemplated Transactions.

     5.4  TIME LIMITATIONS; MINIMUM CLAIMS BASKET.

          5.4.1 Neither Sellers nor Biomune will have any Liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation, unless on or before the expiration of the period set forth in Section 5.1 the party making a claim notifies the other party of such a claim specifying the factual basis of that claim in reasonable detail to the extent then known.

          5.4.2 Nothing set forth herein shall relieve either Biomune or Sellers from their obligations and liabilities arising under any Closing Document delivered hereunder, including, but not limited to the Employment Agreement and/or the Consulting Agreement, to the extent such Closing Documents require any party thereto to take further actions or make further payments following either Closing Date.

          5.4.3 Notwithstanding any conflicting or inconsistent provisions hereof, no party shall be liable in damages, indemnity or otherwise to the other party in respect of the inaccuracy or breach of any representations, warranties, covenants or agreements herein (excluding liabilities, Damages or obligations arising under Section 6 below or under any Closing Documents as described in Section 5.4.2 above which shall be recoverable regardless of whether the claim exceeds the amount set forth below) except to the extent that the Damages to the aggrieved party caused by such inaccuracy or breach exceed the sum of $10,000.

     5.5  PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS.

          5.5.1 Promptly after receipt by an Indemnified Person or Seller (such Person or Seller being referred to herein as an "Indemnified Party") under
Section 5.2, 5.3 or 5.4 of notice of the commencement of any Proceeding or other claim against it, such Indemnified Party will, if a claim is to be made against another party to this Agreement (hereinafter an "Indemnifying Party") under such Section, give notice to the Indemnifying Party of the commencement of such claim, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any Liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Party demonstrates that the defense of such action is prejudiced by the Indemnified Party's failure to give such notice.

          5.5.2 If any Proceeding referred to in Section 5.5.1 is brought against an Indemnified Party and it gives notice to the Indemnifying Party of the commencement of such Proceeding, the Indemnifying Party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless the Indemnifying Party is also a party to such Proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate), to assume the defense of such Proceeding with counsel reasonably satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Proceeding, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Section 5 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Proceeding.
If the Indemnifying Party assumes the defense of a Proceeding (i) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (ii) the Indemnified Party will have no Liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an Indemnifying Party of the commencement of any Proceeding and the Indemnifying Party does not, within thirty (30) days (or such shorter period within which a response to the Proceeding is due in order to comply with the applicable rules of such Proceeding, as said period may be extended) after the Indemnified Party's notice is given, give notice to the Indemnified Party of its election to assume the defense of such Proceeding, the Indemnifying Party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Party.

          5.5.3 Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the Indemnifying Party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld) therein.

          5.5.4 Sellers and Biomune hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on them with respect to such a claim anywhere in the world.

     5.6 PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS. A claim may be asserted only by written notice to the party from whom indemnification is sought. Except for equitable remedies, the remedies provided in this Agreement constitute the sole and exclusive remedies for recovery against the parties based upon the inaccuracy, untruth, incompleteness or Breach of any representation or warranty or covenant (excluding the investment representations given by Biomune) contained herein or in any certificate, Disclosure Schedule or Closing Document furnished in connection herewith.

     SECTION 6. OTHER AGREEMENTS OF THE PARTIES. In addition to the other terms and conditions contained in this Agreement, the parties agree as follows:

     6.1 DEFINED BENEFIT PLAN. As of the Effective Date, Rockwood has no defined benefit plan and the interests of the participant in such earlier plans as may have been maintained by Rockwood have been transferred into a plan for which neither Rockwood nor Biomune nor any of their Affiliates shall have any Liability or responsibility; and

     6.2 ASSIGNMENT OF CONTRACTS. All Contracts relating to the Business which had previously been entered into in the name(s) of Andela, Ritter or some other Related Person or Affiliate of any of the Sellers have been duly assigned to and assumed by Rockwood prior to the Second Closing Date.
Attached as Schedule 6.2 to this Agreement is a list of such agreements and the dates of their assignment to Rockwood.

     6.3 COVENANTS OF BIOMUNE.

          6.3.1 Biomune shall pay the balance of the Purchase Price and make the other payments required hereunder when due.

          6.3.2 At the Settlement Date and immediately thereafter, Biomune shall have available to it a minimum of $5,000,000 in working capital. For purposes of this Agreement, "working capital" shall mean cash and marketable securities less debt and excess accounts payable over accounts receivable.

          6.3.3 The Biomune audit for the fiscal year ended September 30, 1997 shall have been completed and shall include all appropriate adjustments, write-offs, reserves, etc., prepared in accordance with GAAP, consistently applied.

          6.3.4 The spin-off of Volu-Sol shall have been completed and all inter-company accounts relating to Volu-Sol shall have been settled.

     6.4 EXCLUSIONS FROM BUSINESS. The parties understand and agree that Ritter has developed or acquired business interests outside Rockwood, including, but not limited to some business activities that may be similar to the Business as conducted by Rockwood. Such activities include Rockwood Vitamins LLC, the proposed acquisition of Randall International and Focus 21 and any other similar businesses engaged in manufacturing, marketing, distributing and promoting vitamins, health and personal care products, cosmetics and nutritional supplements. It is agreed that these interests are not part of the Business and, for purposes of this Agreement, the same are therefore excluded from the Rockwood Business acquired by Biomune as a result of its purchase of the Shares.

     6.5 AGREEMENT REGARDING ALLOCATION OF CERTAIN EXPENSES. Following the Effective Date, Ritter shall reimburse Biomune for certain overhead expenses (including personnel, rent and other expenses) allocated to businesses owned or controlled by Ritter which are not affiliated with Rockwood.

     6.6 CORPORATE GOVERNANCE MATTERS. At the Settlement Date, the Board of Directors of Biomune will be expanded to nine (9) persons, Ritter shall be named as a member of the Board of Directors of Biomune and he shall have the right to nominate up to two (2) additional members of the Board of Directors. The nominees of Ritter will also be named to the Board of Directors, provided they meet the qualifications for directors contained in the Organizational Documents of Biomune and otherwise comply with applicable statutory and regulatory requirements for such position. Ritter and his nominees to the Board of Directors will comply with the personal reporting requirements of
Section 16 of the Exchange Act and other provisions of the federal securities laws and the rules and regulations promulgated thereunder. Matters involving incurring new debt, the issuance of equity and other securities of Biomune, public disclosures, financial controls and directions to auditors, and the resolution of legal claims involving Biomune, shall be made after consultation with Ritter and after his consent, which shall not be unreasonably withheld and which shall be undertaken consistent with state corporation law and the Organizational Documents of Biomune. As President of Biomune, Ritter will be a co-signer on corporate bank accounts, consistent with existing corporate policies and systems, as supervised by the Audit Committee of the Board of Directors of Biomune.

     6.7 LEASE. Rockwood will submit lease proposals for office space under the names of both Biomune and Rockwood. If for any reason Biomune fails to make the final payment of the Purchase Price, Rockwood will assume any such lease as its sole obligation.

     SECTION 7. GENERAL PROVISIONS.

     7.1 EXPENSES. Except as otherwise expressly provided in this Agreement, Biomune will bear the expenses of all of the parties reasonably incurred in connection with the negotiation, preparation, execution, and performance of this Agreement, the Audits, and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and the Auditors.

     7.2 PUBLIC ANNOUNCEMENTS. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Biomune determines.

     7.3 CONFIDENTIALITY. Biomune and Sellers will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Biomune and Rockwood to maintain in confidence, and not use to the detriment of another party any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or has been obtained from others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by legal proceedings.

     7.4 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile (with electronically generated confirmation of receipt) at the facsimile number specified in this Section prior to 4:30 p.m. (Salt Lake City time) on a Business Day, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile (with electronically generated confirmation of receipt) at the facsimile number specified in this Section after 4:30 p.m. and earlier than 11:59 p.m. (Salt Lake City time) on such date; (iii) the Business Day following the date of mailing if by a nationally recognized overnight delivery service or certified mail (in each case with receipt requested), in each case to the appropriate address set forth below (or to such other address as a party may designate by ten (10) days advance written notice to the other parties); or (iv) upon actual receipt by the party to whom notice is required to be given. The address for such notices and communications shall be as follows:

      If to Sellers:    Ira E. Ritter
                        11845 West Olympic Boulevard, Suite 710
                        Los Angeles, California 90064
                        Facsimile No.:(310) 479-5902

       with a copy to:  Riordan & McKinzie
                        300 South Grand Avenue, 29th Floor
                        Los Angeles, California 90071
                        Attention:  Thomas L. Harnsberger, Esq.
                        Facsimile No.: (213) 229-8550

      If to Biomune:    Biomune Systems, Inc.
                        2401 South Foothill Drive
                        Salt Lake City, Utah 84109
                        Attention:  David G. Derrick, CEO
                        Facsimile No.:(801) 466-3741

      with a copy to:   Durham, Evans, Jones & Pinegar
                        50 South Main Street, Suite 850
                        Salt Lake City, Utah 84144
                        Attention:  Kevin R. Pinegar, Esq.
                        Facsimile No.:  (801) 538-2425

     7.5 JURISDICTION; SERVICE OF PROCESS. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of California, County of Los Angeles, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

     7.6 FURTHER ASSURANCES. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     7.7 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     7.8 ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by all parties hereto.

     7.9 DISCLOSURE SCHEDULE. A single disclosure in the Disclosure Schedule, and those in any Supplement thereto, are sufficient to qualify all of the representations and warranties to which such disclosure relates regardless of whether such disclosure specifically refers to all applicable representations and warranties affected by such disclosure.

     7.10 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties except that Biomune may assign any of its rights under this Agreement to Optim, but shall remain fully liable to Sellers for all obligations and liabilities of Biomune hereunder, including, but not limited to, those under Section 6 hereof, and the Consulting Agreement and the Employment Agreements, to the same extent as if such assignment never occurred. As used in this Agreement, the term "Biomune" shall be deemed to include, collectively, Biomune and Optim. Subject to the foregoing, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

     7.11 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     7.12 SECTION HEADINGS, CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     7.13 TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     7.14 GOVERNING LAW. This Agreement will be governed by the laws of the State of California without regard to conflicts of laws principles.

     7.15 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.




[The next page contains the signatures of the parties.]

IN WITNESS WHEREOF,the parties have executed and delivered this Agreement as of the date first written above.

BIOMUNE SYSTEMS, INC.,
a Nevada corporation


By:/s/ David G. Derrick
Its: Chief Executive Officer


/s/ Ira E. Ritter
IRA E. RITTER

ROCKWOOD INVESTMENTS, INC.
a California corporation d/b/a
ROCKWOOD COSMETICS, INC.


By: /s/ Ira E. Ritter
Its: President